95 Enterprise, Suite 100
[GRAPHIC  OMITTED]                            Aliso Viejo, California 92656-2605
SAFEGUARD                                     949.425.4300
DENTAL & VISION



CONTACT:    James E. Buncher
            President and Chief Executive Officer
            (949) 425-4300


               SAFEGUARD HEALTH ENTERPRISES COMPLETES ACQUISITION
                         OF HEALTH NET DENTAL AND VISION

ALISO VIEJO, CALIFORNIA (NOVEMBER 3, 2003) - SafeGuard Health Enterprises, Inc. (OTC Bulletin Board: SFGD) today announced that it has completed its previously announced purchase of the dental and vision benefits subsidiaries of Health Net, Inc. (NYSE:HNT). Specific terms of the transactions were not disclosed.

The Health Net Dental and Vision brand name will be retained by Health Net, Inc., which will continue to market dental products through its Health Net medical sales representatives. These private label dental products will be underwritten and administered by SafeGuard.

As a result of these transactions, SafeGuard has become one of the largest managed dental and vision benefits providers in California. SafeGuard now has more than 900,000 dental and vision members in California and more than 1.4 million members nationwide, with annual revenues exceeding $150 million.

James E. Buncher, president and chief executive officer of SafeGuard Health Enterprises, Inc., said, "We are pleased to have completed these transactions and are excited about our continuing relationship with Health Net. In addition to a larger membership base and a greater number of providers, we also now have an established vision network in California and the capability to directly administer vision benefit products. Existing contracts and benefit plans acquired from Health Net Dental and Vision will remain unchanged, but we expect SafeGuard and Health Net members, employer groups, brokers and providers to all eventually share in the benefits resulting from these transactions."

SafeGuard Health Enterprises, Inc. is committed to the dental and vision business, with nearly 30 years experience. The Company provides dental HMO, PPO, indemnity and ASO products as well as vision benefit plans to approximately
1.4 million members primarily in California, Florida and Texas. For more information, visit SafeGuard's web site at www.safeguard.net.
                                           -----------------

SafeGuard notes that statements contained in this news release that are not based on historical facts are forward-looking statements, and as such, are subject to uncertainties and risks that could cause actual results to differ materially from those projected or implied by such statements. These risks, contingencies and uncertainties, many of which are beyond SafeGuard's control, include those risk factors that are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, and the Company's Current Reports on Form 8-K, all on file with the U.S. Securities and Exchange Commission.

                                      -END-


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